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                 February 10, 2022

       Michael Toporek
       Chief Executive Officer
       Soluna Holdings, Inc.
       325 Washington Avenue Extension
       Albany, New York 12205

                                                        Re: Soluna Holdings,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 9,
2022
                                                            File No. 333-262594

       Dear Mr. Toporek:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Penny Somer-Greif, Esq.